Exhibit 10.02

COMPUTER SOFTWARE INNOVATIONS, INC.

900 East Main Street, Suite T

Easley, South Carolina 29640

April 23, 2008

RBC Centura Bank

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

RE:     Payment on Subordinated Notes

Dear Mr. Arndt:

This letter is being provided to you in connection with the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (the “Loan Agreement”) and other documents described or contemplated therein or related thereto (the “Loan Documents”) between Computer Software Innovations, Inc. (the “Borrower” or “CSI”) and RBC Centura Bank (the “Bank”). Specifically, this letter concerns potential defaults or violations of certain covenants under the Loan Documents arising out of our proposed amendment of and principal payments on certain Subordinated Debt as set forth on Exhibit A attached hereto (collectively, the “Subordinated Debt Amendment”). The Subordinated Debt Amendment has not yet been consummated by the parties.

Capitalized terms otherwise not defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

The terms of the Subordinated Debt Amendment generally provide:

•	CSI will pay an aggregate of $300,000 in principal on the Subordinated Debt;

•	The maturity of the Subordinated Debt will be extended from May 10, 2006 until March 31, 2009;

•	Until the new maturity, the Subordinated Debt will bear interest at the current default rate of fifteen percent (15%) per annum; and

•	All past payment defaults with respect to the Subordinated Debt will be waived.

Upon our execution and delivery of the Subordinated Debt Amendment and our payment on such debt, certain covenants contained in the Loan Documents may be violated, including, but not necessarily limited to, the following:

(1) Section 7.13 of the Loan Agreement, restricting payments on Subordinated Debt and prohibiting any amendment of such debt without the Bank’s prior written consent;

(2) Covenants contained in the Loan Agreement that restrict our use of loan proceeds to purposes of funding short-term working capital and for general corporate purposes. It is our intention to fund the principal payments relating to the Subordinated Debt Amendment, in whole or in part, with funds drawn under our Revolving Facility;

(3) Covenants contained in the Loan Documents making it an event of default if the Bank deems itself insecure, if there is an impairment of the prospect of repayment or of value or priority of the Bank’s security interests, or if a material adverse change in our business or financial condition has occurred;

(4) Section 7.7 of the Loan Agreement, prohibiting Distributions; and

(5) Section 7.12 of the Loan Agreement, restricting transactions with Affiliates.

Violations of these covenants may trigger defaults in the Loan Documents. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Loan Documents which would be triggered by the Subordinated Debt Amendment, except for any financial covenants.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Leatherwood Walker Todd & Mann, P.C., to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

ON BEHALF OF RBC CENTURA BANK, THE REQUEST

FOR WAIVER ABOVE IS ACCEPTED.

Date: April 24, 2008

RBC CENTURA BANK

By:	/s/ Charles Arndt
Charles Arndt

Its: Market Executive – South Carolina Markets

EXHIBIT A

[CSI LETTERHEAD]

April 23, 2008

Andrew Barron Worden Barron Partners LP 730 Fifth Avenue, 25th Floor New York, NY 10019	Nancy K. Hedrick Beverly N. Hawkins Thomas P. Clinton William J. Buchanan Computer Software Innovations, Inc.
Joe G. Black 204 Mt. Calvary Church Road Easley, SC 29642	900 East Main Street, Suite T Easley, SC 29640

Re:     Extension of Subordinated Notes and Waiver

Ladies and Gentlemen:

Each of you is the holder of a separate Subordinated Promissory Note dated February 11, 2005 payable by Computer Software Innovations, Inc. (the “Company”) in the original principal amount of $1,875,200.00 in the case of Barron Partners LP and $375,000.00 in the case of all individual holders (collectively, the “Notes” and each a “Note”). The remaining principal amount owing on the Notes as of the date of this letter is $1,125,200.00 in the case of Barron Partners LP and $225,040.00 in the case of all individual holders. The Notes were due and payable in full on May 10, 2006. After consulting with the holders of the Notes (the “Noteholders”), the Company refrained from paying the remaining principal balance of the Notes at maturity and, accordingly, the Notes subsequently have been in default. Since the May 10, 2006 maturity, the Company has paid all accrued interest due and payable to date at the default rate of fifteen percent (15%) per annum (the “Default Rate”).

Following recent discussions with each of you, the Company is proposing the following amendments, payments and waiver with respect to the Notes (collectively, the “Amendment and Waiver”):

1. The maturity date of each of the Notes will be extended from May 10, 2006 until March 31, 2009 (the “New Maturity Date”), on which date all principal and accrued interest on the Notes will be due and payable in full.

2. As a result of the extension of the Notes described in paragraph 1 above, the Notes will no longer be in default with respect to principal payments. Further, each Noteholder hereby waives any existing or past default based on the Company failing to make any payment of interest or principal when due.

3. Despite the Notes no longer being in default, the Notes will continue to bear interest at the Default Rate until the New Maturity Date.

4. The Company within ten (10) days of the date of this letter will make principal payments on the Notes (the “Principal Payments”), $150,000.00 in the case of the Note held by Barron Partners LP and $30,000.00 each in the case of the other Noteholders.

To evidence your agreement with the Amendment and Waiver of the Notes set forth above, please execute this letter in the signature space provided below and return the executed letter to me as soon as possible by facsimile or email. Upon receiving signed letters from all of the Noteholders, the Company will make the applicable Principal Payments to each of you. The Amendment and Waiver shall become effective with respect to a particular Note only when the Noteholder receives his or her agreed Principal Payment.

Please call me if you have any questions.

Sincerely,

David D. Dechant
Chief Financial Officer

BARRON PARTNERS LP

By:	Baron Capital Advisors LLC,
Its General Partner

By:
Andrew Barron Worden,
Managing Member

Nancy K. Hedrick

Beverly N. Hawkins

Thomas P. Clinton

William J. Buchanan

Joe G. Black